Exhibit 10.27
FORM OF RESTRICTED SHARE AGREEMENT
UNDER THE BROOKDALE SENIOR LIVING INC.
2024 OMNIBUS INCENTIVE PLAN

This Award Agreement (this “Restricted Share Agreement”), dated as of ________________ (the “Date of Grant”), is made by and between Brookdale Senior Living Inc., a Delaware corporation (the “Company”), and __________________ (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Brookdale Senior Living Inc. 2024 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company. For purposes of this Restricted Share Agreement, references to the Participant’s “employment by the Company” or other similar terms shall be references to the Participant’s Service as a Non-Employee Director.
1.Grant of Restricted Shares. The Company hereby grants to the Participant _________ shares of Common Stock (such shares, the “Restricted Shares”), subject to all of the terms and conditions of this Restricted Share Agreement and the Plan.
2.Lapse of Restrictions.
(a)Vesting.
(i)     General. Subject to the provisions set forth below, the Restricted Shares granted pursuant to Section 1 hereof shall vest (and the restrictions on transfer set forth in Section 2(b) hereof shall lapse) on _____________ (the “vesting date”), subject to the continued Service of the Participant as of such vesting date.
Notwithstanding the foregoing, upon the occurrence of a Change in Control, provided the Participant is employed by, or providing Service to, the Company as of such date, the restrictions on transfer set forth in Section 2(b) hereof with respect to the Restricted Shares shall immediately lapse and such Restricted Shares shall be fully vested effective upon the date of the Change in Control. Notwithstanding anything herein to the contrary, no fractional shares shall be issuable upon the vesting date.
(ii)     Following Certain Terminations of Service. Subject to the following paragraph, upon termination of the Participant’s Service for any reason, any Restricted Shares as to which the restrictions on transferability described in this Section shall not already have lapsed shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Shares.
Notwithstanding the foregoing, in the event that the Participant’s Service is terminated by death or Disability (either before or after a Change in Control), the restrictions on transfer with respect to the Restricted Shares shall immediately lapse and such Restricted Shares shall be fully vested.
(b)Restrictions. Until the restrictions on transfer of the Restricted Shares lapse as provided in Section 2(a) hereof, or as otherwise provided in the Plan, no transfer of the Restricted Shares or any of the Participant’s rights with respect to the Restricted Shares, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Unless the Administrator determines otherwise, upon any attempt to transfer Restricted Shares or any rights in respect of Restricted Shares before the lapse of such restrictions, such Restricted Shares, and all of the rights related thereto, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.
3.Adjustments. Pursuant to Section 5 of the Plan, in the event of a Change in Capitalization as described therein, the Administrator shall make such equitable changes or adjustments, as it deems necessary or appropriate, in its discretion, to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding Restricted Shares.
4.Legend on Certificates. The Participant agrees that any certificate issued for Restricted Shares (or, if applicable, any book entry statement issued for Restricted Shares) prior to the lapse of any outstanding restrictions relating thereto shall bear the following legend (in addition to any other legend or legends required under applicable federal and state securities laws):

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE (THE “RESTRICTIONS”) AS SET FORTH IN THE BROOKDALE SENIOR LIVING INC. 2024 OMNIBUS INCENTIVE PLAN AND A RESTRICTED SHARE AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND BROOKDALE SENIOR LIVING INC., COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.
5.Certain Changes. The Administrator may accelerate the date on which the restrictions on transfer set forth in Section 2(b) hereof shall lapse or otherwise adjust any of the terms of the Restricted Shares; provided that, subject to Section 5 of the Plan, no action under this Section shall adversely affect the Participant’s rights hereunder.
6.Notices. All notices and other communications under this Restricted Share Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the Company, at Brookdale Senior Living Inc., 105 Westwood Place, Brentwood, TN 37027, Facsimile: (615) 564-8204, Attn: General Counsel and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.
7.Securities Laws Requirements. The Company shall not be obligated to transfer any Common Stock to the Participant free of the restrictive legend described in Section 4 hereof or of any other restrictive legend, if such transfer, in the opinion of counsel for the

Company, would violate the Securities Act of 1933, as amended (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time).
8.No Obligation to Register. The Company shall be under no obligation to register the Restricted Shares pursuant to the Securities Act or any other federal or state securities laws.
9.Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Shares by any holder thereof in violation of the provisions of this Restricted Share Agreement will be valid, and the Company will not transfer any of said Restricted Shares on its books nor will any of such Restricted Shares be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
10.Taxes. The Participant shall be solely responsible for the payment of any applicable taxes, including but not limited to, estimated taxes and self-employment taxes, as well as any interest or penalties which may be assessed, imposed or incurred with respect to the Restricted Shares. The Participant acknowledges that the tax laws and regulations applicable to the Restricted Shares and the disposition of the Restricted Shares following vesting are complex and subject to change. If Participant desires to make an election pursuant to Section 83(b) of the Code, the Participant shall promptly notify the Company of any such election. The Participant acknowledges that it is the Participant’s sole responsibility, and not the Company’s responsibility, to file timely any election under Section 83(b) of the Code, even if the Participant requests the Company or its representatives to make this filing on the Participant’s behalf.
11.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Share Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
12.Governing Law. This Restricted Share Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.
13.Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Shares and this Restricted Share Agreement shall be subject to all terms and conditions of the Plan.
14.Amendments; Construction. The Administrator may amend the terms of this Restricted Share Agreement prospectively or retroactively at any time, but no such amendment shall adversely impair the rights of the Participant hereunder without his or her consent. Headings to Sections of this Restricted Share Agreement are intended for convenience of reference only, are not part of this Restricted Share Agreement and shall have no effect on the interpretation hereof.
15.Survival of Terms. This Restricted Share Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
16.Rights as a Stockholder. The Participant shall have no voting rights with respect to Restricted Shares outstanding on the applicable record date. Any ordinary or extraordinary cash or stock dividend that may be declared and paid on the Common Stock with a record date on or after the Date of Grant and prior to the vesting date shall be deposited in an account and be paid upon, and subject to, the vesting of the underlying Restricted Shares. For the avoidance of doubt, the Participant shall not be entitled to payment of dividends or dividend equivalents with respect to a Restricted Share unless and until the underlying Restricted Share vests in accordance with this Agreement, and all such dividends or dividend equivalents with respect to the underlying Restricted Share shall forfeit upon the forfeiture of the underlying Restricted Share.
17.Agreement Not a Contract for Services. Neither the Plan, the granting of the Restricted Shares, this Restricted Share Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide Services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.
18.Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Restricted Share Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.
19.Representations. The Participant has reviewed with the Participant’s own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Restricted Share Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Restricted Share Agreement.
20.Severability. Should any provision of this Restricted Share Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Share Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Share Agreement. Moreover, if one or more of the provisions contained in this Restricted Share Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.
21.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Restricted Share Agreement. The Participant has read and understands the terms and provisions of the Plan and this Restricted Share Agreement, and accepts the Restricted Shares subject to all the terms and conditions of the Plan and this Restricted Share Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Restricted Share Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Share Agreement as of the day and year first above written.

BROOKDALE SENIOR LIVING INC.

By: _______________________________
Name: Lucinda M. Baier
Title: President and Chief Executive Officer

PARTICIPANT

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